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                                                                EXHIBIT 11.1



                          POLAND COMMUNICATIONS, INC.
             For the years ended December 31, 1996, 1995, and 1994
                     (in thousands, except per share data)



                                   Year Ended              Year Ended              Year Ended
                                December 31, 1996       December 31, 1995       December 31, 1994
                                -----------------       -----------------       -----------------
Net Loss applicable to
  common shareholders                (9,487)                  (1,289)                  (2,383)
                                     ------                   ------                   ------

Excess of carrying amount of
  preferred stock over fair
  value of the consideration
  transferred                         3,549                       --                       --
                                   --------                 --------                 --------
Adjusted Net Loss                    (5,938)                  (1,289)                  (2,383)

Weighted average number of
  shares outstanding                 17,271                   11,037                   10,880

Net Loss per share                 $(343.81)                $(116.79)                $(219.03)
                                   --------                 --------                 --------





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